Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
DigitalFX International, Inc.
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-157285) and the Registration Statement on Form S-8 (File No. 333-143156), of our report dated March 17, 2009 relating to the consolidated financial statements of DigitalFX International, Inc. and Subsidiaries as of December 31, 2008 and 2007, and for the years ended December 31, 2008 and 2007, which appear in DigitalFX International, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2009.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.

Los Angeles, California
March 20, 2009